EXHIBIT 99


                                                                   NEWS RELEASE


CONTACT: Yolanda Scharton                                        (NASDAQ: NLCS)
         612-829-3203                                     For Immediate Release


                    NATIONAL COMPUTER SYSTEMS, INC. ANNOUNCES
              AGREEMENT TO PURCHASE VIRTUAL UNIVERSITY ENTERPRISES

        NCS ALSO ANNOUNCES AUTHORIZATION TO REPURCHASE 1 MILLION SHARES


         Minneapolis, MN -- March 18, 1997 -- National Computer Systems, Inc. (NASDAQ: NLCS) announced today the signing of a definitive agreement to acquire Virtual University Enterprises (VUE), a Bloomington, Minnesota-based electronic course registration and training administration company for approximately 582,000 shares of NCS common stock. The VUE acquisition is subject to approval by the VUE shareholders. It is anticipated the transaction will close within 30 days.

         NCS is the nation's largest provider of test and assessment services to the rapidly growing $1 billion plus test administration market. The acquisition of VUE will allow for rapid penetration of the even faster growing electronic test and assessment administration market. VUE will become a division of NCS' testing and assessments business unit, led by NCS Vice President, David W. Smith.

         Russell A. Gullotti, NCS Chairman, President and Chief Executive Officer commented, "The acquisition of VUE will allow us to strengthen and extend our well-established position in the education industry into the fast growing electronic course registration and electronic testing markets. E. Clarke Porter, VUE's CEO and founder, developed the first electronic testing systems for the National Association of Securities Dealers in 1979. Clarke and other VUE founders, Steve Nordberg and Kirk Lundeen led Drake Training and Technologies to a leadership position in electronic testing in the early 90's."

         "The leadership and experience of Clarke, Steve and Kirk combined with NCS' 30 year track record in testing and assessments gives us confidence that we will grow rapidly in electronic testing," said David W. Smith.

          Clarke Porter will be responsible for NCS' capabilities in electronic course registration and testing. Clarke said, "We are very excited about pairing the skills of our two companies. Our shared standard of performance in satisfying our customers will be flawless execution. Our strategy is to utilize current technologies and establish a pervasive global test delivery network. VUE's current business provides on-line registration and information services for over 2,100 training and test centers world-wide."

         NCS also announced that its Board authorized the repurchase of up to 1 million of its common shares for the purpose of offsetting shares issued in connection with the VUE acquisition, as well as stock-based employee plans and future acquisitions. The net impact of the VUE acquisition is expected to be immaterial to fiscal 1997 earnings estimates.

         NCS is an information services company providing software and systems for the collection, management and interpretation of data. NCS serves important segments of the education, business, government and healthcare markets.